Prudential Global Short Duration High Yield Fund, Inc.
Semi-Annual period ending 1/31/2016
File No. 811-22724

SUB-ITEM 77-C
Matters Submitted to a Vote of Security Holders


An Annual Meeting of Stockholders was held on March 11, 2016.
At such meeting the stockholders elected the following Class I
Directors:

Approval of Directors

Class I                Affirmative Votes Cast         Shares
                                                   Against/Withheld
Ellen S. Alberding        35,414,473                1,149,179
Stuart S. Parker          35,537,278                1,026,374
Richard A. Redeker        35,440,339                1,123,313